Exhibit 10.30

[English Summary]

Advertising Agreement between Fujian Education TV Station
and Fujian Xin Hengji Advisement Limited Co.

Party A: Fujian Education TV Station
Party B : Fujian Xin Hengji Advisement Limited Co.

Cooperation:
Excepted provided herein, Party B shall operate and manage the commercial air time of Party A. Party B is the sole contactor for advertising business of Party A. Party B can use the name “Fujian Education TV Advertising Department.” However, Party B cannot use such name to do anything not related to the advertising business.

Term:
This Agreement shall be effective from August 1, 2003 to July 31, 2010 for a period of seven years.

After the Term, if Party B has fulfilled its obligation under this Agreement, Party A agrees that the Term shall be extended for another five years, on the basis that the contracted amount shall be increased 20% year by year based on the contracted amount of the seventh year of the Term.

Contract Amount:

The total contract amount shall be 70 million RMB, with 10 million RMB each year.

Party B shall pay to Party A 500,000 RMB upon execution of the agreement and upon beginning of each year as deposit. Then Party B shall pay to Party A remaining balance in equal amount every quarter.

Termination:
Either party cannot terminate the Agreement without consent of the other party.

Jurisdiction:
Laws of China

Dispute:
If there is any dispute between the parties, both parties shall resolve the dispute through compromise settlement. If the parties cannot reach the settlement, then either party can resolve the dispute by the courts.

Date of the Agreement:
July 11, 2003